Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Danielson Holding Corporation:

We consent to the incorporation by reference in Amendment No. 1 to the registration statement (No. 333-120755) on Form S-3 of Danielson Holding Corporation of our report dated March 5, 2002, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows of Danielson Holding Corporation and subsidiaries for the year ended December 31, 2001, and all related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Danielson Holding Corporation filed on March 15, 2004, as amended by Form 10-K/A filed on May 18, 2004 and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

New York, New York

February 21, 2005